EXHIBIT 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Reports 2008 Third Quarter Results

Net sales up 15%, with 4% organic growth;
Gross margin and EPS increases;
Company lowers annual guidance, excluding unusual benefits,
based on global economic conditions

MINNEAPOLIS, Minn., Oct. 23, 2008—Tennant Company (NYSE:  TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world, today reported net earnings of $14.0 million, or $0.76 per diluted share, on net sales of $185.9 million for the third quarter ended September 30, 2008. Tennant reported net earnings in the comparable 2007 quarter of $11.0 million, or $0.57 per diluted share, on net sales of $161.3 million. Both the 2008 and 2007 third quarters were affected by unusual items that are described below.
Chris Killingstad, Tennant Company's president and chief executive officer, commented: "We had a very solid quarter, especially in light of the tough economic climate. Our third quarter performance reflects sales growth across all of our regions, and particularly in our emerging markets, such as China and Latin America. Further, Tennant’s selling price actions, combined with cost-reduction programs and global sourcing efforts, continued to drive gross margin improvement.”
Contributing to Tennant’s 2008 third quarter earnings were two unusual items that together resulted in a net benefit of $0.19 per diluted share. These included a $2.7 million net foreign currency gain from the settlement of forward contracts, which added $0.09 per diluted share to earnings, and favorable discrete tax items primarily related to U.S. Federal tax settlements, which added $0.10 per diluted share. In addition, the 2008 third quarter results included dilution of $0.01 per share from the acquisitions of Applied and Alfa.
Earnings for the 2007 third quarter included a net tax benefit of $0.19 per diluted share primarily related to the reversal of a tax valuation allowance on foreign net operating loss carryforwards. Also included in the company’s 2007 third quarter results was a workforce restructuring charge of $0.06 per diluted share. The net effect of these two unusual items was a positive $0.13 per diluted share in the 2007 third quarter.
For the nine months ended September 30, 2008, Tennant Company announced net earnings of $27.5 million, or $1.48 per diluted share, on net sales of $548.1 million. The 2008 first nine months included a $0.07 per share dilutive impact related to acquisitions and a net benefit from unusual items of $0.09 per diluted share.

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Page 2 – Tennant Company Reports 2008 Third Quarter Results

Tennant reported net earnings in the comparable 2007 period of $27.3 million, or $1.42 per diluted share, on net sales of $481.6 million for the first nine months of 2007. For the first nine months of 2007, the net effect of unusual items was a positive $0.13 per diluted share.

Review of Results
Tennant's consolidated net sales for the 2008 third quarter rose 15.3 percent compared to a year ago, primarily fueled by acquisitions, selling price increases to mitigate higher costs and favorable foreign currency exchange effects. The company continued to see results from its long-term strategy to build its international business, with revenue outside of North America rising to 42.3 percent of net sales in the 2008 third quarter from 35.1 percent in the comparable 2007 period. The Applied and Alfa acquisitions contributed approximately 8 percent to consolidated net sales for the quarter. Favorable foreign currency exchange effects added approximately 3 percent to consolidated net sales for the quarter. The 2008 third quarter organic net sales growth, excluding acquisitions and the foreign currency exchange benefit, was approximately 4 percent.
Year to date, consolidated net sales grew 13.8 percent compared with the same period in 2007, with recent acquisitions contributing 6 percent to consolidated net sales year to date. Favorable foreign currency exchange effects added approximately 4 percent and organic growth, which was primarily driven by pricing actions to offset cost increases, contributed approximately 4 percent to 2008 consolidated net sales in the first nine months.
New products introduced in 2008 continued to be a key driver of sales growth. Tennant Company generated nearly 43 percent of its year-to-date equipment sales from new products launched over the past three years, again exceeding its 30 percent target.
“We are very pleased with the global market’s acceptance of our new products, most notably in commercial applications. In particular, Tennant’s electrically converted water technology, ec-H2O™, is surpassing our expectations. Our customers are eagerly adopting this environmentally friendly method of cleaning,” said Killingstad.
During the 2008 third quarter, the company completed the launch of all of its planned new products for the year. It began shipping its newest product family, comprised of three products—a scrubber, an extractor and a Readyspace® carpet cleaner—that share a common, compact corded platform, with models under both the Tennant and Nobles brands. Further, the company began shipping its new Tennant branded T2 scrubber, a small battery-operated machine designed for use in tight, congested spaces.
Commented Killingstad: “Given the current global economic situation, we see some customers migrating to smaller machines because of their attractive price points. I believe we are better positioned today than a year ago to capture this business due to the addition of these smaller products.”
In North America, 2008 third quarter net sales totaled $107.2 million, up 2.4 percent versus $104.7 million in the prior-year quarter. Acquisitions added approximately 0.5 percent to net sales in this market during the third quarter. The company is seeing the benefits from an annual pricing action taken in the 2008 first quarter, as well as from transportation and service rate increases and surcharges implemented in the second

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Page 3 – Tennant Company Reports 2008 Third Quarter Results

quarter. However, a decline in unit volume, principally for industrial and outdoor equipment, offset the majority of these increases. Tennant continued to see a longer sales cycle during the third quarter, with customers delaying purchases due to broader economic factors. Favorable foreign currency exchange effects on net sales in North America added approximately 0.5 percent during the 2008 third quarter. Year to date, net sales in North America rose 1.6 percent to $314.0 million versus $309.0 million in the prior-year period. Favorable foreign currency exchange effects increased net sales within North America by approximately 1 percent, and acquisitions were responsible for approximately 0.5 percent during the first nine months of 2008.
In Europe, the Middle East and Africa (EMEA), third quarter net sales grew to $55.3 million, up 31.4 percent compared with $42.1 million in the 2007 third quarter. Acquisitions added approximately 20 percent to third quarter net sales growth in this region. Favorable foreign currency exchange effects increased net sales by approximately 6 percent in the quarter. Organic growth of about 5 percent in the third quarter of 2008 stemmed primarily from selling price increases to offset rising material costs and also continued strong sales growth in Central and Eastern Europe, the Middle East and Africa, due to ongoing market expansion initiatives. Year to date, net sales in the region grew 33.7 percent to $171.7 million versus $128.4 million in the first nine months of 2007. Acquisitions contributed approximately 17 percent to net sales in this market for the first nine months of 2008. Favorable foreign currency exchange effects benefited net sales by approximately 12 percent in the first nine months of 2008. Organic growth accounted for the balance of the year-to-date growth in net sales, primarily from selling price increases.
In Tennant’s Other International markets, 2008 third quarter net sales rose 61.4 percent to $23.4 million versus the comparable 2007 quarter. The Alfa acquisition contributed approximately 29 percent to the net sales increase, while favorable foreign currency exchange effects benefited net sales by approximately 5 percent in the 2008 third quarter. Organic growth in net sales was driven by unit volume gains, in part due to expanded market coverage in emerging markets such as China and Brazil, as well as higher selling prices. Year to date, Other International sales rose 41.2 percent to $62.4 million compared to the same period last year. Favorable foreign currency exchange effects increased sales by approximately 6 percent. Acquisitions added approximately 14 percent to net sales in this market during the first nine months of 2008. Organic growth in net sales was fueled by unit volume gains, as well as higher selling prices in certain regions.
Killingstad said, “During the quarter, Tennant acquired Shanghai ShenTan, a long-term exclusive distributor of our products in China. This move is designed to accelerate Tennant’s direct sales and service business to support organic growth in this important region.”
Tennant’s gross profit margin was 42.3 percent for the 2008 third quarter compared with 41.4 percent in the 2007 third quarter. The increase in gross profit margin was due in part to a positive impact from selling price increases and lean cost-reduction and global sourcing initiatives that more than offset higher raw material and purchased component costs in the quarter. Foreign currency benefits and sales mix also contributed to stronger gross margins. Year-to-date gross profit margin was 42.0 percent compared with 41.8 percent in the comparable 2007 period. The $1.2 million of expense from the flow-through of fair market value inventory step-up from the company’s acquisitions of Applied and Alfa unfavorably impacted year-to-date gross margins by

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Page 4 – Tennant Company Reports 2008 Third Quarter Results

30 basis points. Year to date, Tennant has achieved approximately $9 million of gross savings from global low-cost sourcing and lean manufacturing combined, and now expects to realize savings of between $10 million and $12 million in 2008 from these initiatives.
For the quarter, selling and administrative expense was $56.2 million, or 30.2 percent of net sales, versus $50.8 million, or 31.5 percent of net sales, in the 2007 third quarter, or 30.4 percent of net sales excluding the 2007 third quarter restructuring charge of $1.7 million. Included in the 2008 third quarter selling and administrative expense was $3.7 million related to the Applied and Alfa acquisitions, and approximately $1.2 million of unfavorable foreign currency exchange effects.
“We reduced our selling and administrative expenses as a percentage of sales in the third quarter of 2008 compared to the same quarter last year, partially due to the first phase of cost-control actions we instituted earlier this year to better align expenses with sales,” said Killingstad. “We plan to remain vigilant in controlling expenses as a percent of sales, while still enabling the business to grow.”
Operating profit margin for the 2008 third quarter rose to 8.8 percent, up from 6.2 percent in the 2007 third quarter. Year-to-date operating profit margin in 2008 was 7.5 percent; operating profit margin totaled 7.1 percent in the first nine months of 2007.
The overall effective tax rate in the 2008 third quarter was 22.6 percent, or 32.8 percent excluding the discrete tax items. The 2008 year-to-date base tax rate was reduced from 38.5 percent to 36.0 percent. The overall effective tax rate in the 2007 third quarter was 2.5 percent, or 39.3 percent excluding the discrete tax items primarily related to the reversal of a valuation allowance on foreign net operating loss carryforwards. The 2007 year-to-date base tax rate was 37.1 percent.

Business Outlook
“As we look ahead to the fourth quarter and beyond, it is difficult to predict what impact the global financial crisis will have on our customers, and our outlook is based on what we know at this point in time,” Killingstad said. “However, our strategies are working, our business model is sound, we are well-positioned to compete in our global markets, and we remain confident in the long-term strength and growth potential of Tennant’s business around the world.”
Tennant Company now anticipates full-year 2008 earnings in the range of $1.97 to $2.07 per diluted share. This reflects: the $0.19 net benefit of unusual items recorded in the 2008 third quarter, including benefits from both the foreign currency forward contracts settlement net gain and discrete tax items, and a lower base guidance range per current economic conditions. This range includes the impact of the three acquisitions completed in the first nine months of 2008: Applied, Alfa and Shanghai ShenTan, which are expected to be modestly dilutive in the fourth quarter due to economic conditions.
The company’s outlook for the remainder of 2008 assumes: further economic deterioration in both North America and Europe resulting in essentially flat organic sales growth globally; a base tax rate of approximately 36 percent; and insignificant discrete tax items for the fourth quarter. Previously, the company’s outlook for its full year 2008 earnings per diluted share was in the range of $1.85 to $2.10.

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The company remains focused on leveraging its cost structure and generating growth. Its strategic priorities remain: employing continuous process improvement; improving operational excellence through lean manufacturing initiatives and a global, low-cost sourcing platform; and growing revenues through innovative new products and service solutions, as well as through international market expansion.

Conference Call Today
Tennant will host a conference call to discuss its third quarter results today, October 23, 2008, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Investor Relations A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (NYSE:  TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world.  Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and specialty surface coatings for protecting, repairing and upgrading concrete floors.  Tennant's global field service network is the most extensive in the industry.  Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries.  For more information, visit www.tennantco.com.

Forward-Looking Statements

Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; inflationary pressures; fluctuations in the cost or availability of raw materials and purchased components; the ability to achieve anticipated global sourcing cost reductions; successful integration of acquisitions, including the ability to carry acquired goodwill at current values; our ability to achieve growth plans; our ability to achieve projections of future financial and operating results; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; our customers’ ability to obtain credit to fund equipment purchases; our ability to benefit from production reallocation plans; the success and timing of new technologies and products; our ability to acquire, retain and protect proprietary intellectual property rights; the potential for increased competition in our business; our ability to attract and retain key personnel; the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally; changes in laws, including changes in accounting standards and taxation changes; unforeseen product quality problems; and the effects of litigation, including threatened or pending litigation.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under "Risk Factors."
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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Non-GAAP Financial Measures

This news release includes presentations of non-GAAP measures that include or exclude unusual or non-recurring items. Management believes that the non-GAAP measures provide useful information to investors regarding the company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Financial Table below.

FINANCIAL TABLES FOLLOW

Page 7 – Tennant Company Reports 2008 Third Quarter Results

TENNANT COMPANY
SUPPLEMENTAL FINANCIAL TABLE
First Qtr 2007	Second Qtr 2007	Third Qtr 2007	Year-To-Date 2007	Fourth Qtr 2007	Fiscal 2007

Diluted EPS as Reported	$0.31	$0.55	$0.57	$1.42	$0.66	$2.08
Discrete Net Favorable Tax Items			$0.19	$0.19		$0.19
Restructuring Charge			$(0.06)	$(0.06)	$(0.03)	$(0.09)
Gain from Sale of Facility					$0.19	$0.19
EPS Excluding Items Listed Above	$0.31	$0.55	$0.44	$1.29	$0.50	$1.79

	First Qtr 2008	Second Qtr 2008	Third Qtr 2008	Year-To-Date 2008

Diluted EPS as Reported	$0.28	$0.44	$0.76	$1.48
Discrete Net Unfavorable Tax Items		$(0.03)		$(0.03)
Discrete Net Favorable Tax Items			$0.10	$0.10
Legal Settlement Expenses		$(0.06)		$(0.06)
Curtailed Acquisitions Expense		$(0.02)		$(0.02)
Net Foreign Currency Gain from Settlement of Forward Contracts			$0.09	$0.09
Gain from Divestiture of Assets		$0.01		$0.01
EPS Excluding Items Listed Above	$0.28	$0.54	$0.57	$1.39

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TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007

Net Sales	$185.9	$161.3	$548.1	$481.6
Cost of Sales	107.3	94.5	317.7	280.1
Gross Profit	78.6	66.8	230.4	201.5
Gross Margin	42.3%	41.4%	42.0%	41.8%

Research and Development Expense	6.0	6.0	17.7	17.8
Selling and Administrative Expense	56.2	50.8	171.9	149.4
Gain on Divesture of Assets	-	-	(0.2)	-
Total Operating Expense	62.2	56.8	189.4	167.2

Profit from Operations	16.4	10.0	41.0	34.3
Operating Margin	8.8%	6.2%	7.5%	7.1%

Interest Income (Expense), Net	(0.8)	0.2	(2.0)	0.7
Other Income (Expense), Net	2.5	1.0	2.1	1.8

Profit Before Income Taxes	18.1	11.2	41.1	36.8
Income Tax Expense	4.1	0.2	13.6	9.5

Net Earnings	$14.0	$11.0	$27.5	$27.3

Basic EPS	$0.77	$0.59	$1.50	$1.46

Diluted EPS	$0.76	$0.57	$1.48	$1.42

Average Number of Diluted Shares	18.5	19.2	18.6	19.2

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In millions)	Three Months Ended September 30			Nine Months Ended September 30
	2008	2007	% of Change	2008	2007	% of Change
North America	$107.2	$104.7	2.4%	$314.0	$309.0	1.6%
Europe, Middle East, Africa	55.3	42.1	31.4%	171.7	128.4	33.7%
Other International	23.4	14.5	61.4%	62.4	44.2	41.2%

Total	$185.9	$161.3	15.3%	$548.1	$481.6	13.8%

(1)	Net of intercompany sales.

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TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	2008	2007
	Sept. 30	Dec. 31	Sept. 30
ASSETS
Cash and Cash Equivalents	$22.8	$33.1	$23.9
Short-Term Investments	-	-	7.9
Net Receivables	142.0	127.5	114.7
Inventories	73.0	64.0	63.5
Deferred Income Taxes and Other Current Assets	23.7	16.1	16.4

Total Current Assets	261.5	240.7	226.4

Net Property, Plant, and Equipment	104.7	96.6	94.9
Deferred Income Taxes, Long-Term Portion	3.8	2.7	5.1
Goodwill and Other Intangible Assets	97.1	34.5	34.1
Other Assets	7.9	7.6	7.2

Total Assets	$475.0	$382.1	$367.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Debt	$12.4	$2.1	$2.7
Accounts Payable	31.6	31.2	29.9
Employee Compensation and Benefits	21.0	29.7	26.6
Income Taxes Payable and Other Current Liabilities	35.6	33.7	28.8

Total Current Liabilities	100.6	96.7	88.0

Long-Term Debt	89.7	2.5	1.2
Employee-Related Benefits	23.4	23.6	27.3
Deferred Income Taxes and Other Liabilities	11.0	6.9	6.9
Shareholders’ Equity	250.3	252.4	244.3

Total Liabilities and Shareholders' Equity	$475.0	$382.1	$367.7

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Page 10 – Tennant Company Reports 2008 Third Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Nine Months Ended September 30
	2008	2007
OPERATING ACTIVITIES
Net Earnings	$27.5	$27.3
Adjustments to Net Earnings to Arrive at Operating Cash Flows:
Depreciation	14.9	12.6
Amortization	1.9	0.4
Deferred Tax Expense	1.8	1.3
Stock-Based Compensation Expense	0.5	2.8
ESOP Expense, Net	(0.6)	(0.5)
Provision for Bad Debt and Returns	1.4	1.7
Changes in Operating Assets and Liabilities:
Accounts Receivable	(8.3)	1.0
Inventories	(6.3)	0.6
Accounts Payable	(5.0)	(4.6)
Employee Compensation and Benefits and Other Accrued Expenses	(10.7)	(8.3)
Income Taxes Payable/Prepaid	(5.4)	(1.4)
Other Current/Noncurrent Assets and Liabilities	(0.1)	(3.4)
Other, Net	1.0	1.9
Net Cash Flows Provided by (Used for) Operating Activities	12.6	31.4

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(16.9)	(23.8)
Proceeds from Disposals of Property, Plant and Equipment	1.4	0.3
Acquisition of Businesses, Net of Cash Acquired	(82.2)	(2.6)
Purchases of Short-Term Investments	-	(7.9)
Sale of Short-Term Investments	-	14.2
Net Cash Flows Provided by (Used for) Investing Activities	(97.7)	(19.8)

FINANCING ACTIVITIES
Payments on Capital Leases	(2.2)	(1.8)
Change in Short-Term Debt, Net	8.5	0.2
Issuance of Long-Term Debt	87.5	-
Payment of Acquired Notes Payable	(0.5)	-
Purchases of Common Stock	(14.3)	(20.5)
Proceeds from Issuances of Common Stock	1.9	7.7
Tax Benefit on Stock Plans	1.2	2.2
Dividends Paid	(7.2)	(6.8)
Net Cash Flows Provided by (Used for) Financing Activities	74.9	(19.0)

Effect of Exchange Rates on Cash	(0.1)	0.3
Net Increase (Decrease) in Cash and Cash Equivalents	(10.3)	(7.1)
Cash and Cash Equivalents at Beginning of Period	33.1	31.0
Cash and Cash Equivalents at End of Period	$22.8	$23.9